Exhibit 10.2

VECTREN CORPORATION
NONQUALIFIED DEFINED BENEFIT RESTORATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

Effective January 1, 2001, Vectren Corporation (the “Company”) adopted the Vectren Corporation Nonqualified Defined Benefit Restoration Plan (the “Plan”).  Pursuant to rights reserved under Section 5.01 of the Plan, the Company hereby amends and completely restates the Plan, effective January 1, 2005 (the “Restatement Effective Date”), to provide, in its entirety, as follows:

PREAMBLE

This Plan is an unfunded supplemental retirement plan for a select group of management employees of Vectren Corporation (the “Company”) and of its affiliated entities (the Company and its affiliated entities are collectively referred to as the “Employers”) and is designed to meet applicable exemptions under Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and under Department of Labor Regulation Section 2520.104-23.

This Plan is intended to comply with the terms of Section 409A of the Code and it should be interpreted and administered in all respects possible to be in compliance.  In the event any provision is inconsistent with Section 409A of the Code, then the Company shall use its best efforts to amend the Plan to bring it into compliance and each Participant hereof agrees to any such amendment.

The Plan as set forth herein shall apply to benefits under the Plan, the payment of which commences on or after the Restatement Effective Date. Benefits for which payments commence prior to the Restatement Effective Date shall be determined in accordance with the provisions and administration of the Plan prior to the Restatement Effective Date, taking into account the provisions of the paragraph next below.

While it is the intention that all amounts deferred under the Plan will be subject to the provisions of Section 409A of the Code and applicable guidance issued thereunder, regardless of whether such amounts were deferred (within the meaning of Section 409A of the Code) on, prior to, or after January 1, 2005, amounts deferred as of December 31, 2004 with respect to Participants who terminated employment on or before December 31, 2004, for whom no amounts are deferred after December 31, 2004, and whose entire benefit under this Plan vested on or before December 31, 2004 are not intended to be subject to the provisions of Section 409A of the Code, and such amounts shall continue to be subject to the terms and conditions of the Plan as in effect prior to January 1, 2005.

ARTICLE I
DEFINITIONS

Section 1.01     Administrator.    The term “Administrator” means the Company, which shall have the sole authority to manage and to control the operation and administration of this Plan.

Section 1.02     Beneficiary.    The term “Beneficiary” means the person or persons designated in accordance with Section 3.06 to receive benefits following the death of the Participant.

Section 1.03     Board.   The term “Board” means the Board of Directors of the Company.

Section 1.04     Cause.   The term “Cause” means a termination of a Participant’s employment because of embezzlement, fraud, dishonesty or conviction of a felony.

Section 1.05     Code.   The term “Code” means the Internal Revenue Code of 1986 as now in effect or hereafter amended and shall also include all regulations promulgated thereunder.

Section 1.06     Company.   The term “Company” means Vectren Corporation and any successors thereto.

Section 1.07     Company Pension Plan.   The term “Company Pension Plan” means the Vectren Corporation Combined Non-Bargaining Retirement Plan now in effect or as hereafter amended.

Section 1.08     Company Pension Plan Benefit.   The term “Company Pension Plan Benefit” means the aggregate benefit payable to a Participant pursuant to the Company Pension Plan by reason of his termination of employment with the Company; provided, however, that for purposes of determining the amount of a Type B Participant’s Company Pension Plan Benefit, it shall be assumed that the Participant’s Company Pension Plan Benefit is payable in the form of a straight life annuity over the lifetime of the Participant only and that it commences at his Normal Retirement Date or, if later, the first calendar day of the month coinciding with or next following his termination of employment with his Employer.

Section 1.09     Compensation.   The term “Compensation” shall be determined in the same manner it is determined under the Company Pension Plan, except that the following adjustments shall be made:

(a)           the limits set forth in Section 401(a)(17) of the Code shall be disregarded;

(b)           any voluntary elective deferrals of Employer compensation or bonuses made by the Participant shall be included as compensation in the calendar year of deferral.

Section 1.10     Effective Date.   The term “Effective Date” means January 1, 2001.

Section 1.11     Employers.   The term “Employers” means the Company and those of its affiliated entities listed in Exhibit A who have adopted the Company Pension Plan.

Section 1.12     ERISA.   The term “ERISA” means the Employee Retirement Income Security Act of 1974 as now in effect or hereafter amended and shall also include all regulations promulgated thereunder.

Section 1.13     Joint and One-Half Survivor Annuity.   The term “Joint and One-Half Survivor Annuity” means the form of payment in which a monthly income is payable for the lifetime of the Participant and continuing thereafter in an amount one-half (1/2) as large to such Participant’s surviving Beneficiary or Spouse, if any, as applicable, for life.

Section 1.14     Normal Retirement Date.   The term “Normal Retirement Date” means the first day of the month coinciding with or next following the Participant’s sixty-fifth (65th) birthday.

Section 1.15     Participant.   The term “Participant” means any individual who is eligible for benefits under Article II of this Plan.  There are two types of Participants in this Plan -- Type A Participants and Type B Participants.  A Participant shall be a Type A Participant if he is entitled to a Cash Balance Benefit under the Company Pension Plan.  A Participant shall be a Type B Participant if he is entitled to a benefit other than a Cash Balance Benefit under the Company Pension Plan.  In some cases in which a Participant is entitled to a Cash Balance

Benefit and a benefit other than a Cash Balance Benefit, the Participant shall be both a Type A Participant and a Type B Participant, and the Participant shall have benefits paid in accordance with Section 3.01 and Section 3.02.

Section 1.16     Plan.    The term “Plan” means the Vectren Corporation Nonqualified Defined Benefit Restoration Plan.

Section 1.17     Spouse.   The term “Spouse” means the legal spouse of a Participant at the date of such Participant’s death or, if earlier, the date on which his benefits under this Plan begin.

Section 1.18     Supplemental Retirement Benefit.   The term “Supplemental Retirement Benefit” means the benefit payable to a Participant pursuant to this Plan by reason of his termination of employment with the Employers for any reason other than death.

Section 1.19     Termination of Employment.   The term “Termination of Employment” means a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Total and Permanent Disability, as determined by the Administrator in accordance with Treas. Reg. §1.409A-1(h).  In determining whether a Participant has experienced a Termination of Employment, the following provisions shall apply:

(a)           For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Termination of Employment shall occur when such Participant has experienced a termination of employment with such Employer.  A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)           For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Termination of Employment shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Administrator to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)           For a Participant who provides services to an Employer as both an Employee and an independent contractor, a Termination of Employment generally shall not occur until the Participant has ceased providing services for such Employer as both as an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively.  Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Termination of Employment until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts(a) and (b) of this Section.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a director shall not be taken into account in determining whether the Participant has experienced a Termination of Employment as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Termination of Employment as a director.

(d)           For the purpose of determining whether a Participant has experienced a Termination of Employment, the term “Employer” shall mean:

(i)           The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(ii)           All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, the Administrator shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

Any reference in this Plan to a “termination of employment,” severance from employment or separation from employment shall be deemed to mean a Termination of Employment..

Section 1.20     Total and Permanent Disability.    The term “Total and Permanent Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

Additional capitalized terms used in this Plan, but not defined in this Article I, shall have the same meaning as set forth in the Company Pension Plan.

ARTICLE II
PARTICIPATION

An individual shall be eligible for benefits as a Participant under this Plan if the individual is designated as a Participant by the Compensation and Benefits Committee of the Board or by the Chief Executive Officer of the Company employed by an Employer at a vice president or higher level and has annual Compensation that exceeds or has ever exceeded the limits of Section 401(a)(17) of the Code.  The individuals designated as Participants shall be listed on Exhibit B.  Notwithstanding anything contained herein to the contrary, a Participant shall not be eligible to Supplemental Retirement Benefits if his Termination of Employment occurs before his entitlement to vested benefits under the Company Pension Plan.

ARTICLE III
SUPPLEMENTAL RETIREMENT BENEFITS

Section 1.21     Retirement Benefits for a Type A Participant.    Except as provided in Section 3.07, a Type A Participant shall be entitled to a Supplemental Retirement Benefit, payable in the form provided in Section 3.03, in an amount equal to the amount, if any, by which:

(a)           the single lump sum to which the Participant would have been entitled under the Company Pension Plan had he elected payment of his Cash Balance Benefit in the form of a single lump sum and had such Cash Balance Benefit:

(i)           been determined by substituting the definition of Compensation used in this Plan for the definition used by the Company Pension Plan, and

(ii)           not been computed by giving effect to the limitations on benefits on tax qualified retirement plans imposed by application of Sections 415 and 401(a)(4) of the Code,

exceeds

(b)           the single lump sum that would be payable to the Participant under the Company Pension Plan had he elected payment of his benefit in the form of a single lump sum.

The amounts described in (a) and (b) shall be computed as of the date of commencement of the Supplemental Retirement Benefit as determined in accordance with Section 3.03; provided, however, that if termination of employment is due to the Participant’s Total and Permanent Disability, the amounts described in (a) and (b) shall be computed in accordance with Section 3.05 of the Plan.

Section 1.22     Retirement Benefits for a Type B Participant.    Except as provided in Section 3.07, a Type B Participant shall be entitled to a Supplemental Retirement Benefit, payable in the form provided in Section 3.03, in a monthly amount equal to the amount, if any, by which:

(a)           the monthly amount of the Company Pension Plan Benefit to which the Participant would have been entitled under the Company Pension Plan had such Company Pension Plan Benefit:

(i)           been determined by substituting the definition of Compensation used in this Plan for the definition used by the Company Pension Plan, and

(ii)           not been computed by giving effect to the limitations on benefits on tax qualified retirement plans imposed by application of Sections 415 and 401(a)(4) of the Code,

exceeds

(b)           the monthly amount of the Company Pension Plan Benefit actually payable to the Participant under the Company Pension Plan.

The amounts calculated in (a) and (b) shall be in the form of a straight life annuity over the lifetime of the Participant only, commencing on his Normal Retirement Date or, if later, on the first calendar day of the month next following the month during which the Participant terminates his employment with his Employer.

The amounts described in (a) and (b) shall be computed as of the date of termination of employment of the Participant with his Employer in the form of a straight life annuity payable over the lifetime of the Participant only with payments commencing on his Normal Retirement Date or, if later, on the first (1st) calendar day of the month next following the month during which the Participant terminates his employment with his Employer; provided, however, that if termination of employment is due to the Participant’s Total and Permanent Disability, then the amounts described in (a) and (b) shall be computed in accordance with Section 3.05 of the Plan.  If, after the commencement of a Participant’s Supplemental Retirement Benefit and notwithstanding anything contained herein to the contrary, his Company Pension Plan Benefit is adjusted upward as a result of increases in the dollar limits set forth in Section 415(b)(1)(A) of the Code, the amount of his Supplemental Retirement Benefit shall be adjusted downward as of each date on which his Company Pension Plan is adjusted to reflect his enhanced Company Pension Plan Benefit.

Section 1.23     Form of Benefit.

(a)           Type A Participant.  The Supplemental Retirement Benefit payable to a Type A Participant shall be paid in the form of a single lump sum cash payment paid on the first (1st) calendar day of the first (1st) month subsequent to the month of the Type A Participant’s termination of employment or, if properly elected by the Participant at the time and in the manner and otherwise in accordance with Section 3.09, in installments over a period of five (5) years or of ten (10) years (as properly elected) with interest credited on the unpaid installments, compounded annually, at seven and one-half percent (7½%) per year, with the first installment paid on the first (1st) calendar day of the first (1st) month subsequent to the month in which occurs the Participant’s termination of employment and continuing on each anniversary thereof until paid in full.

(b)           Type B Participant.  The Supplemental Retirement Benefit payable to a Type B Participant shall be paid in the life annuity form beginning on the first (1st)  calendar day of the first (1st) month subsequent to the month of the Type B Participant’s termination of employment; provided, however, that if properly elected by the Participant at the time and in the manner and otherwise in accordance with Section 3.09, in a Joint and One-Half Survivor Annuity form, in a single lump sum payment calculated as of the date of Termination of Employment paid on the first (1st) calendar day of the first (1st) month subsequent to the month of the Type B Participant’s termination of employment or in annual installments over five (5) or ten (10) years (as properly elected), with the first installment paid on the first (1st) calendar day of the first (1st) month subsequent to the month in which occurs the Participant’s termination of employment and continuing on each anniversary thereof until paid in full; provided, however, that interest, compounded annually, shall be credited on the unpaid installment at seven and one-half percent (7½%) per year.

(c)           Small Benefits.  Notwithstanding any other provision of the Plan, if a Participant’s Supplemental Retirement Benefit is payable in the form of a Qualified Joint and One-Half Survivor Annuity, life annuity or installments and the vested single sum value of (i) that Supplemental Retirement Benefit upon retirement or termination of employment; or (ii) any payment to a Beneficiary upon the death of a Participant pursuant to Section 3.04 does not exceed the limit under 402(g) of the Code, then payment shall be in the form of an actuarial equivalent single lump sum distribution to the Participant or Beneficiary, as appropriate on the first (1st) calendar day of the first (1st) month subsequent to the month in which occurs the Participant’s termination of employment.

(d)           Actuarial Equivalent.  If benefits are not paid to a Type B Participant in a life annuity under this Section and Sections 3.03 and 3.04, the payment shall be actuarially adjusted based on the same actuarial equivalent factors used by the Company Pension Plan.

Section 1.24     Death Benefits.    In the event that a Type A Participant’s Termination of Employment is by reason of death, the Participant’s Supplemental Retirement Benefit, if any, shall be payable to his Beneficiary in a single lump sum paid on the first (1st) calendar day of the first month subsequent to the month in which occurs the Type A Participant’s death or, if properly elected by the Participant at the time and in the manner and otherwise in accordance with Section 3.09, in installments over a period of five (5) or ten (10) years (as properly elected) beginning on the first (1st) calendar day of the first (1st) month subsequent to the month in which occurs the Participant’s death and continuing on each anniversary thereafter until paid in full.  In the event a Type B Participant’s Termination of Employment is by reason of death, his Beneficiary shall be entitled to an actuarially equivalent lump sum equal to the monthly benefit that the Type B Participant would have been entitled to receive had the Type B Participant terminated his employment on his date of death (or, if earlier, his actual Termination of Employment Date), survived to his benefit commencement date and begun to receive his monthly benefit payments on such date under Section 3.2 in the life annuity form paid on the first (1st) month subsequent the month in which occurs the Type B Participant’s death; provided, however, that for purposes of determining actuarial equivalency of the lump sum, the same actuarial assumptions utilized in the Company Pension Plan shall apply; provided, further, that in lieu of receiving payments in the form of a single lump sum, the Participant may elect at the time and in the manner and otherwise in accordance with Section 3.09 to have the payments paid in five (5) or ten (10) year installments (as properly elected) with interest credited on the unpaid installments, compounded annually, at seven and one-half percent (7½%) per year beginning on the first (1st) calendar day of the first (1st) month subsequent to the month in which occurs the Participant’s death and continuing on each anniversary thereafter until paid in full.

Section 1.25     Supplemental Disability Retirement Benefit.    A Type A or Type B Participant who terminates employment due to the Participant’s Total and Permanent Disability shall continue to accrue Pay Credits and interest (calculated in accordance with the Company Pension Plan), shall be deemed to have earned Compensation during his Total and Permanent Disability in an amount equal to his rate of Compensation in effect at the date immediately preceding his Total and Permanent Disability and shall continue to earn Years of Service and Credited Service in accordance with the Company Pension Plan, until the earliest of the disabled Participant’s Normal Retirement Date, actual retirement, recovery from disability or the date on which the Participant’s benefits commence under the Company Pension Plan; provided, however, that for purposes of calculating the disabled Participant’s Supplemental Retirement Benefit, a Type A Participant’s Supplemental Retirement Benefit will be calculated in accordance with Section 3.01 of the Plan and a Type B Participant’s Supplemental Retirement Benefit will be calculated in accordance with Section 3.02 of the Plan.

Section 1.26     Beneficiary Designation.   A Participant shall designate a Beneficiary of his interest in the Plan on a form specified by the Company.  Such designation shall be effective upon its receipt by the Company.  In the event the Participant dies without a Beneficiary designation on file, the designation on file for the Participant’s Company Pension Plan benefit shall control, and, if none, the Participant’s Supplemental Retirement Benefit shall be distributed to the Participant’s Spouse and, if none, the Participant’s Supplemental Retirement Benefit shall be distributed to his estate.

Section 1.27     Forfeiture of Benefits.   If a Participant’s employment with the Employers is terminated for Cause or if at the time of the Participant’s termination of employment with the Employers, the Participant’s benefits under the Company Pension Plan are not vested, the Participant and his Beneficiary shall not be entitled to any benefits under this Plan.

Section 1.28     Specified Employees.    Notwithstanding any provision to the contrary in this Plan, payment to any Participant who is at the time benefit payments are required to commence under this Article III a “Specified Employee” (as such term is defined in the Vectren

Corporation Nonqualified Deferred Compensation Plan effective January 1, 2005, as amended) shall not be made or commence until the earlier of the date of the Participant’s death or the first day after expiration of the six-month period immediately following the date of Termination of Employment and all payments that would have been made during such period.

Section 1.29     Elections. In order to elect installment payments under Section 3.03(a), a Joint and One-Half Survivor Annuity, lump sum or installment payments under Section 3.03(b) or installment payments under Section 3.04, the Participant must complete, execute and return to the Administrator a form properly noting such an election within thirty (30) days after he or she first becomes eligible to participate in this Plan.  A Participant may change his election from one form of annuity to another actuarially equivalent form of annuity under Section 3.03(b) at any time prior to commencement of his benefits in accordance with such procedures as the Company may establish.  Any other change in the form or timing of distributions hereunder must be made at such times and in accordance with such procedures as the Company may establish; provided, however, that any such change:

(a)           may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)           must, for benefits distributable as of a specified date or Termination of Employment, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)           must take effect not less than twelve (12) months after the election is made; and

(d)           in the case of a distribution to be made as of a specified date, must be made at least twelve (12) months before the first scheduled payment.

Section 1.30     Transition Period Election.    Subject to the terms and conditions of the Plan, each individual who is a Participant in the Plan prior to December 31, 2008, may elect the form of payment of his Plan benefit by filing a written election with the Administrator, no later than December 31, 2008, in a form and manner and subject to such limitations as the Administrator in its sole discretion may establish, subject to the following:

(a)           an election pursuant to this Section shall be available only to the extent that payment would not otherwise be made in the year in which the election is made; and

(b)           such election shall not be effective if it would cause payment to be made in the year in which the election is made that would not otherwise be made in such year.

ARTICLE IV
ADMINISTRATION

Section 1.31     Delegation of Responsibility.   The Company may delegate its duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.  However, the ultimate responsibility for the administration of this Plan shall remain with the Company.

Section 1.32     Payment of Benefits.   The benefits under this Plan shall be paid solely from the general assets of the Employers.  No Participant or his Spouse shall have any interest in any specific assets of the Employers under the terms of this Plan.  This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between a Participant and the Employers.  The cost of providing the benefits shall be allocated among the Employers in the manner determined by the Company.

Section 1.33     Construction of Plan.   The Company shall have the power to construe this Plan and to determine all questions of fact or law arising under it.  It may correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it may deem appropriate. All acts and determinations of the Company shall be final and conclusive on the Company, the Participants, the Spouses of deceased Participants and on any and all other persons who may be affected by, or have an interest in, this Plan.

Section 1.34     Deduction of Taxes from Amounts Payable.   The Company may deduct from the amount to be distributed under the Plan such amount as the Company, in its sole discretion, deems proper for the payment of income, employment, death, succession, inheritance, or other taxes with respect to benefits under the Plan.

Section 1.35     Indemnification.   The Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company.  Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of an action unless the Company consents in writing to such settlement or compromise.

Section 1.36     Expense.   The expenses of administering the Plan shall be paid by the Company; provided, however, that the Company shall allocate the cost of operating this Plan among the Employers in an equitable manner.

ARTICLE V
MISCELLANEOUS

Section 1.37     Amendment or Termination of Plan.   This Plan may be amended, modified or terminated by the Board; provided, however, that no such amendment, modification or termination shall have the effect of reducing the benefits currently in pay status to a Participant or, if applicable, his Spouse or the benefits that would have been payable hereunder if a Participant’s employment with the Employers had been terminated immediately before such amendment, modification or termination.  Notwithstanding anything to the contrary in this Section 5.01, each Participant’s benefit shall be distributed immediately in a lump sum if this Plan terminates in the following circumstances:

(a)           Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer as described in Section 409A(2)(A)(v) of the Code, provided that termination of this Plan was effected through an irrevocable action taken by the Employer and provided further that all distributions are made no later than twelve (12) months following such termination of the Plan and that all the Employer’s arrangements which are substantially similar to the Plan are terminated so all Participants and any participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)           Upon the Employer’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in each Participant's gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)           Upon the Employer’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, provided further that the termination of this Plan does not occur proximate to the downturn in the financial health of the Employer and provided further that the Employer does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination; then the Employer may distribute the amount the present value of the benefits payable to each Participant under this Plan upon his Termination of Employment.

Section 1.38      Successors.   This Plan and the obligations hereunder shall be binding on any successor of the Company.

Section 1.39     Duration of Plan.   Subject to Section 5.01, this Plan shall terminate at the date on which the final benefit payment has been made pursuant to the terms of this Plan.

Section 1.40     Choice of Law.   This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

Section 1.41     No Employment Contract.   This Plan shall not be construed as an agreement, consideration or inducement of employment or as affecting in any manner the rights or obligations of the Employers or of any Participant to continue or to terminate the employment relationship at any time.

Section 1.42     Non-Alienation.   No person shall have any right to anticipate, pledge, alienate or assign any rights under this Plan, and any effort to do so shall be null and void.  The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

Section 1.43     Gender and Number.   Words in the one gender shall be construed to include the other genders where appropriate; words in the singular or plural shall be construed as being in the plural or singular where appropriate.

Section 1.44     Headings.   The headings in this Plan are solely for convenience of reference and shall not affect its interpretation.

Section 1.45     Distributions upon Income Inclusion under Section 409A of the Code.   Upon the inclusion of any amount into the Participant’s income as a result of the failure of this Plan to comply with the requirements of Section 409A of the Code a distribution not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Plan to comply with Section 409A of the Code and the regulations promulgated thereunder.

This amended and restated Plan has been executed on this 17th day of December, 2008 to be effective as of January 1, 2005.

VECTREN CORPORATION

By:
Its:	Chairperson of the Compensation and Benefits Committee of the Board

VECTREN CORPORATION
NONQUALIFIED DEFINED BENEFIT RESTORATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

EXHIBIT A

In addition to the Company, the Employers sponsoring this Plan are set forth below:

Name of Employer	Effective Date of Adoption

Indiana Gas Company, Inc.	January 1, 2001

Vectren Corporation	January 1, 2001

IGC Energy, Inc.	January 1, 2001

IEI Investments, Inc.	January 1, 2001

IEI Services, LLC	January 1, 2001

IEI Financial Services, LLC	January 1, 2001

Southern Indiana Gas & Electric Company	January 1, 2001

Vectren Energy Delivery of Ohio, Inc.	January 1, 2001

Vectren Utility Holdings, Inc.	January 1, 2001

VECTREN CORPORATION
NONQUALIFIED DEFINED BENEFIT RESTORATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

EXHIBIT B

The individuals eligible to participate include the following:

Name of Employee	Effective Date of Participation

Niel C. Ellerbrook	1/1/2001
Jerome A. Benkert, Jr.	1/1/2001
Carl L. Chapman	1/1/2001
Ronald E. Christian	1/1/2001
William S. Doty	1/1/2001
John M. Bohls	4/30/2002
Daniel C. Bugher	5/1/2003
Robert L. Goocher	4/1/2002
Robert E. Heidorn	1/1/2001
M. Susan Hardwick	1/1/2001
Ronald G. Jochum	1/1/2001
Douglas A. Karl	5/1/2002
L. Douglas Petitt	5/1/2003
Ellis S. Redd	5/1/2003
Eric J. Schach	1/1/2001
Steven M. Schein	1/1/2001
Jerrold L. Ulrey	1/1/2001
Jeffrey W. Whiteside	1/1/2001